UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 3, 2011

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15288	11-3027591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 1018, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On February 3, 2011, the Registrant and David C. Kahn entered into an agreement (the “Agreement”) pursuant to which Mr. Kahn agreed to continue to serve as Chief Financial Officer of the Registrant through December 31, 2012.  In consideration for his services, Mr. Kahn will be compensated at the rate of $9,000 per month for the period from January 1, 2011 through December 31, 2011 and $9,450 per month from January 1, 2012 through December 31, 2012.  Mr. Kahn was also issued a five year option (the “Option”) to purchase 100,000 shares of the Registrant’s common stock at an exercise price of $1.59 per share.  The option vested 50,000 shares on the date of grant and the balance of 50,000 shares one year after the date of grant.  Upon a “Change in Control” (as defined) all of the unvested shares underlying the Option shall become 100% vested and immediately exercisable.

The Agreement further provides that the Registrant may terminate the Agreement at any time for any reason.  In the event Mr. Kahn’s employment is terminated without “Good Cause” (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the Option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2012.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1	Agreement, dated February 3, 2011, between the Registrant and David C. Kahn.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: February 4, 2011	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman & Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated February 3, 2011, between the Registrant and David C. Kahn.

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